Exhibit 99.1

FAZAL MERCHANT JOINS RYMAN HOSPITALITY PROPERTIES, INC.

BOARD OF DIRECTORS

NASHVILLE, Tenn. – (November 30, 2017) – Ryman Hospitality Properties, Inc. (NYSE:RHP) announced that Fazal Merchant, Chief Operating Officer and Chief Financial Officer of Tanium, has been elected to its Board of Directors effective today. Mr. Merchant fills the vacancy on the Board created by the July 21, 2017 resignation of William F. Hagerty, IV as a director.

“Fazal brings extensive technology and media and entertainment industry expertise to our company, and I am very excited to have his perspective on our Board, especially as we continue to develop our media and entertainment business,” said Colin V. Reed, chairman and chief executive officer of Ryman Hospitality Properties. “Fazal’s addition to the Board ensures that we are well-positioned to continue executing on our Company’s strategic growth initiatives.”

Mr. Merchant joins the current Ryman Hospitality Properties, Inc. Board of Directors, which is comprised of:

•	Michael J. Bender, President and CEO-Designate, Eye-Mart Express, Inc.

•	Rachna Bhasin, Chief Business Officer, Magic Leap, Inc.

•	Alvin Bowles, Head of Global Publisher Sales and Operations, Facebook, Inc.

•	Ellen R. Levine, Editorial Consultant, Hearst Magazines

•	Patrick Q. Moore, EVP, Strategy & Business Development, Carter’s Inc.

•	Robert S. Prather, Jr., President and CEO, Heartland Media, LLC

•	Colin V. Reed, Chairman and CEO, Ryman Hospitality Properties

•	Michael I. Roth, Chairman and CEO, The Interpublic Group of Companies, Inc.

Mr. Merchant has been Chief Operating Officer and Chief Financial Officer of Tanium, a privately-held endpoint security and systems management company, since May 2017. Prior to joining Tanium, he served as an independent consultant to WndrCo, a new media and technology company. Mr. Merchant also previously served as Chief Financial Officer of DreamWorks Animation SKG, where he played a leading role in the sale of the business to NBC Universal, a subsidiary of Comcast. Previously, Mr. Merchant served in a variety of roles with DirecTV, Royal Bank of Scotland, Barclays Capital and Ford Motor Company.

Mr. Merchant is a graduate of the University of Texas and holds an MBA from Indiana University Southeast.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE:RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,811 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room overflow hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry, the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; 650 AM WSM, the Opry’s radio home; and Ole Red, a country lifestyle and entertainment brand. The company also is a joint venture partner in Opry City Stage, the Opry’s first home away from home, in Times Square. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Shannon Sullivan, Director of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com

~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer
Ryman Hospitality Properties, Inc.
(615) 316-6344
tsiefert@rymanhp.com